SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (Agreement) is made as
of this 13th day of November, 2003, by and between
Samuel S. Duffey (Mr. Duffey) and Invisa, Inc.
(Invisa or the Company).
R E C I T A L S:
WHEREAS, Mr. Duffey is a co-founder of Invisa and
served in the capacities of non-executive Chairman,
director until September 15, 2003. Mr. Duffey is
an employee under that certain employment contract
between the parties dated as of February 9, 2000
(Employment Contract). Commencing on September 15, 2003,
Mr. Duffey began a leave of absence under the Employment
Contract and accordingly has performed no service, had no
responsibility and been paid or accrued no compensation
under the Employment Contract; and
WHEREAS, the Company confirms that Mr. Duffey has served
with dedication and integrity and has been an integral
cause of the growth and development of the Company and
its technology from its inception to the present; and
WHEREAS, the parties mutually agree that the Company is
evolving and growing to the point where it is in the best
interest of the Company to recruit professional and
experienced managers in an effort to continue the growth
and expand the value of the Company; and
WHEREAS, Invisa requested that Mr. Duffey enter into this
Agreement and retire as a director and as non-executive
chairman to further Invisa s business and financial interests.
Mr. Duffey acquiesced because of Invisa s representation
that this Agreement and Mr. Duffey s retirement as a director and as non-executive chairman is in the best interest of
Invisa and all of its stockholders; and
WHEREAS, Invisa s Audit Committee and Compensation
Committee have fully approved this Agreement and Mr. Duffey s retirement as a director and as non-executive chairman.
The Audit Committee and the Compensation Committee each
resolved that this Agreement and Mr. Duffey s retirement
are in the best interest of Invisa and all of its
stockholders; and
WHEREAS, to facilitate the Company s ability to engage
professional management, and to improve Invisa s
financial position to facilitate Invisa s access to
growth capital, Mr. Duffey vacated his positions as
non-executive Chairman, and a director, and is further
willing to terminate his Employment Contract in accordance
with this severance arrangement which the parties have
mutually agreed to as set forth hereinbelow.
NOW THEREFORE, in consideration of the mutual promises made
herein, and for other good and valuable consideration,
receipt of which is hereby acknowledged by each party,
the parties, intending to be legally bound, hereby agree as follows:
1.	The parties acknowledge and confirm that Mr. Duffey resigned
	as non-executive Chairman and as a director of the Company
	on September 15, 2003 and that on September 15, 2003,
	Mr. Duffey, by mutual agreement, began a leave of absence
	from his employment with Invisa resulting in Mr. Duffey
	performing no service as an employee or otherwise for
	Invisa, having no responsibility and receiving no
	compensation under the Employment Contract.
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2.	Effective on the date hereof, Mr. Duffey s Employment
	Contract is terminated, including all contractual entitlement
	to severance compensation as provided in the Employment
	Contract (five years salary) is waived, except as provided herein.
3.	For the express purpose of improving Invisa s financial position to
	facilitate Invisa s access to growth capital, all accrued but
	unpaid compensation owed to Mr. Duffey, pursuant to the
	Employment Agreement (which is approximately $400,000) is
	hereby waived by Mr. Duffey except as provided herein.
4.	All rights and entitlements of the Mr. Duffey, except only
	those expressly waived or terminated herein, shall remain
	in full force and effect and any and all defenses, setoffs
	or claims of any nature are fully and completely waived.
5.	As consideration for entering into this Agreement and
	waiving all severance entitlements pursuant to the
	Employment Agreement, and waiving all accrued compensation,
	the Company shall pay Mr. Duffey:
(a)	$50,000 within 30 days from the execution hereof;
(b)	$50,000 when the Company has raised $1,000,000 in
	capital, subsequent to the date hereof; and
(c)	$50,000 when the Company has raised an additional
	$500,000 in capital subsequent to the date hereof
	(the aggregate of Paragraph 4(b) and 4(c) is $1,500,000
	in additional capital).
6.	The Note payable from Mr. Duffey to Invisa in the principal
	amount of $71,809.80 dated October 15, 2000 (the Mr. Duffey Note)
	shall be forgiven by the Company on its due date,
	February 9, 2005. Invisa shall timely pay all taxes required to
	be paid by Invisa and Mr. Duffey arising from or as a result of
	the forgiveness of the Mr. Duffey Note so that Mr. Duffey shall
	have no unpaid tax obligation as a result of the
	forgiveness of the Mr. Duffey Note.
7.	All shares issued and outstanding as reflected on the shareholders
	list as of the date hereof, as owned by Mr. Duffey, Mrs. Duffey,
	Duffey & Dolan, P.A., the Pharis Duffey Family Foundation, Inc.,
	or any trust for Spencer Duffey, Elizabeth Duffey or Grace Duffey
	(the Duffey Shares) are fully issued, non-assessable, and subject
	to no defenses or claims of any nature or kind. All sales of the
	Duffey Shares from the date hereof through June 30, 2004 shall be limited to the 20,000 shares per month in the aggregate. Said sales shall be made in accordance with Rule 144 of the Securities Act of 1933. The Audit Committee and the Compensation Committee have expressly authorized the sale of the Shares Approved for Sale by Mr. Duffey and/or the Duffey family.
8.	All of Mr. Duffey s accrued and unpaid expenses, as reflected in
	the Company s books, shall be paid within thirty (30) days
	following the execution of this Agreement.
9.	All options issued prior to the date hereof to Mr. Duffey
	(options for 300,000 shares at an exercise price of
	$3.85 per share which were granted on January 22, 2002
	under the 2002 Incentive Plan) and Duffey & Dolan, P.A.
	(options for 300,000 shares at an exercise price of
	$3.00 per share which were granted in July 2000)
	(collectively the Options) are hereby
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	fully vested and
	immediately exercisable. With regard to the Options
	granted on January 22, 2002, the provisions of sections
	6.6, 6.7, 10.1, 10.2 of the 2002 Incentive Plan shall not apply.
10.	The Company hereby fully and completely releases Mr. Duffey and
	Duffey & Dolan, P.A. from any and all claims of any kind or
	nature whatsoever it may now have or hereafter may have.
11.	The Company agrees that it shall not, in writing or orally,
	directly or through any officer, director, employee or agent,
	make any remark, comment or reference, which would be
	reasonably likely to be disparaging or otherwise damage
	the reputation of Mr. Duffey, including, but not limited to,
	matters related to this Agreement or his role as co-founder
	or his prior services to the Company. Additionally,
	the Company expressly confirms that the indemnification
	provisions contained in the Company s Articles of
	Incorporation, Bylaws, Agreements, including the terminated
	Employment Agreement and related corporate law, shall
	continue in effect and Mr. Duffey shall be fully and completely indemnified and held harmless by the Company relating to Invisa,
	as fully and completely as if he were and remained an officer,
	director and/or employee of the Company. Any press release
	regarding this Agreement or Mr. Duffey s severance shall
	be subject to mutual approval.
12.	In the event the Company breaches any obligation under
	this Agreement or under the Agreement of Even Date
	(defined below) and said breach is not cured within thirty
	(30) days following notice, Mr. Duffey s entitlement to
	accrued compensation and severance payments under the Employment Agreement shall be deemed restored and shall be due and
	payable in full as if this Agreement was never entered
	into by the parties.
13.	The agreement, as of even date herewith, entered into by and
	among Invisa, the Pharis Duffey Family Foundation, Inc.
	and Spencer C. Duffey Irrevocable Trust u/a/d 7/29/98,
	Elizabeth Rosemary Duffey Irrevocable Trust u/a/d 7/29/98,
	Grace Duffey Irrevocable Trust u/a/d 1/16/00, Debra Finehout
	Duffey, and Duffey & Dolan, P.A. (Agreement of Even Date) is
	deemed an integral part of this Agreement and any breach
	thereof by Invisa shall be deemed a breach of this Agreement,
	and any breach thereof by the Duffey related parties shall
	be deemed a breach of this Agreement.
14.	Any dispute which arises pursuant to this Agreement shall
	be resolved exclusively by binding arbitration before the
	American Arbitration Association seated in Sarasota,
	Florida. The determination of the arbitrators shall be
	final and binding upon the parties. Each party shall
	bear their own costs of arbitration.
15.	This Agreement shall be construed, enforced and performed
	in accordance with the laws of the State of Florida.
16.	The failure of either party to require performance of
	any of the provisions herein shall not operate as a
	waiver of that party s rights to request strict performance
	of the same or like provisions, or any other provisions
	hereof, at a later time.
17.	In construing this Agreement, neither of the parties
	hereto shall have any term or provision of this Agreement
	construed against such party solely by reason of such
	party having drafted
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	same as each provision of this Agreement
	is deemed by the parties to have been jointly drafted
	by the parties hereto.
18.	This Agreement may be executed in one or more counterparts,
	each of which shall be deemed to be an original, and which
	together shall constitute one and the same instrument. This
	Agreement may be executed by fax with fax execution having the
	same legal effect as an original signature.
19.	All parties hereto acknowledge that William W. Dolan has fully
	disclosed all of his conflicts of interest arising out of his relationship to the parties hereto in a number of conflicting capacities. The parties hereto further acknowledge and waive
	the conflicts of interest of William W. Dolan, who all parties acknowledge and agree assisted the parties in the drafting of
	this Agreement. All parties further acknowledge and agree that
	they have been advised by Mr. Dolan to seek legal advice from
	their own independent legal counsel prior to executing this
	Agreement. All parties release Mr. Dolan from any claims of
	any kind or nature whatsoever arising from his assistance to
	the parties in connection with this Agreement, and further
	agree to indemnify and hold Mr. Dolan harmless from any claims
	of any kind or nature whatsoever arising from his assistance
	to the parties in connection with this Agreement.
20.	In the event the Company determines to issue a press release
	with respect to this Agreement and the matters related thereto, said press release shall be subject to the prior approval of Mr. Duffey prior to being released.
	IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.
Invisa, Inc.



_/s/ Samuel S. Duffey_____	By: ____/s/ Edmund C. King___
Samuel S. Duffey